Exhibit 99.1

Biocept Announces Pricing of $2.5 Million Registered Direct Offering Priced at Market

SAN DIEGO (September 21, 2018) – Biocept, Inc. (NASDAQ: BIOC) ("Biocept" or the "Company"), a leading commercial provider of liquid biopsy tests designed to provide physicians with clinically actionable information to improve the outcomes of cancer patients, today announced it has entered into a securities purchase agreement with certain accredited institutional investors to purchase approximately $2.5 million of its common stock  (or pre-funded warrants to purchase common stock in lieu thereof) in a registered direct offering and concurrent private placement at market. The combined purchase price for one share of common stock (or one pre-funded warrant to purchase common stock in lieu thereof) and each warrant will be priced at $3.285.

Under the terms of the purchase agreement, Biocept has agreed to sell approximately 762,438 shares of its common stock (or pre-funded warrants to purchase common stock in lieu thereof).  In a concurrent private placement, Biocept has agreed to issue warrants to purchase up to an aggregate of 762,438 shares of its common stock.  The warrants will be exercisable six months following the date of issuance, will expire on the fifth anniversary of the initial exercise date and have an exercise price of $3.16 per share.

The gross proceeds to Biocept from the registered direct offering and concurrent private placement are expected to be approximately $2.5 million before deducting the placement agents’ fees and other estimated offering expenses.  The registered direct offering and concurrent private placement is expected to close on or about September 24, 2018, subject to the satisfaction of customary closing conditions.

Maxim Group LLC is acting as the lead placement agent and Dawson James Securities, Inc. is acting as co-placement agent in connection with the offering.

The shares of common stock and pre-funded warrants are being offered pursuant to a shelf registration statement on Form S-3 (File No. 333-224946), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on May 24, 2018. The warrants issued in the concurrent private placement and shares issuable upon exercise of such warrants were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder and have not been registered under the Act or applicable state securities laws. Accordingly, the warrants and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from registration requirements of the Act and such applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. A prospectus supplement relating to the shares of common stock and pre-funded warrants will be filed by Biocept with the SEC. When available, copies of the prospectus supplement relating to the registered direct offering, together with the accompanying prospectus, can be obtained at the SEC’s website at www.sec.gov or from Maxim

Group LLC, 405 Lexington Avenue, New York, NY 10174, Attention: Syndicate Department, or via email at syndicate@maximgrp.com or telephone at (212) 895-3745.

About Biocept

Biocept, Inc. is a molecular diagnostics company with commercialized assays for lung, breast, gastric, colorectal and prostate cancers, and melanoma.  The Company leverages its proprietary liquid biopsy technology to provide physicians with clinically actionable information for treating and monitoring patients diagnosed with cancer.  Biocept's patented Target Selector™ liquid biopsy technology platform captures and analyzes tumor-associated molecular markers in both circulating tumor cells (CTCs) and in circulating tumor DNA (ctDNA). With thousands of tests performed, the platform has demonstrated the ability to identify cancer mutations and alterations to inform physicians about a patient's disease and therapeutic options. For additional information, please visit www.biocept.com.

Forward-Looking Statements Disclaimer Statement

This press release contains forward-looking statements that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to be correct. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. To the extent that statements in this release are not strictly historical, including without limitation statements as to our ability to close the offering and the gross proceeds from the offering, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous risk factors as set forth in our SEC filings. The effects of such risks and uncertainties could cause actual results to differ materially from the forward-looking statements contained in this release. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release, except as required by law. Readers are advised to review our filings with the SEC, which can be accessed over the Internet at the SEC's website located at www.sec.gov.

Investor Contact:Media Contact:

LHA     Trevelino/Keller

Jody CainColleen Murphy

Jcain@lhai.comcmurphy@trevelinokeller.com

310-691-7100404-214-0722, Ext. 109

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